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                                                                   Exhibit 10.21
                                                                   -------------

                        INVESTMENT MANAGEMENT AGREEMENT

                                January 1, 1996

                               Table of Contents

Identification
        NEMLICO-New England Mutual Life Insurance Company
        Manager-CREA, L.P.
        Subsidiaries - L/C Development Corporation
                       L/C Park Place Corporation
                       GA Holding Corp.
                       CRH Co., Inc.
                       CRB Co., Inc.

Recitals
        (a)  ISP
        (b)  Manager's Obligations
1.  Employment of Manager
2.  Subcontracting
3.  Duties of Manager
        (a) Operating Plan
        (b) Reports
        (c) Books and Records
        (d) Insurance
        (e) Other
4.  Authority of Manager
5.  General Management Principles
        (a) NEMLICO and Legal Requirements
        (b) Standard of Care; Indemnification
        (c) Certain Brokerage and Custodial Matters
        (d) Confidential Relationships
6.  Limitations on Manager
        (a) Credit Utilization
        (b) Sales; Exchanges
7.  Other Substantive Terms
        (a) Changes in Amount of Managed Assets
        (b) Income; Sales Proceeds
8.  Fees and Expenses
        (a) Fee Rate
        (b) Monthly Payment of Estimated Fees and Subsequent Adjustments
        (c) Sales Fees
        (d) Expenses
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        (e) Allocation of Fee Payment Obligations
9.  Non-Exclusive Contract
10. Term
11. Designated Representatives
12. Miscellaneous
        (a) Prior Agreements Superseded
        (b) Assignment
        (c) Notices
        (d) Consents, Waivers
        (e) Conflicting or Invalid Provisions
        (f) Governing Law

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       This Agreement is made as of January 1, 1996 among New England Mutual
Life Insurance Company ("NEMLICO"), CREA, L.P. (the "Manager"), and L/C Development Corporation, L/C Park Place Corporation, GA Holding Corp., CRH Co., Inc. and CRB Co., Inc. (the "Subsidiaries").

Recitals

       (a)  ISP.  NEMLICO has developed, and will modify from time-to-time,
            ---
its "Investment Strategic Plan," which relates to, in addition to certain NEMLICO assets, certain assets of the Subsidiaries (each of which has appointed NEMLICO to act as its agent with respect to all matters contemplated by this Agreement) and which sets forth certain objectives for yield, capital gains, maturity, credit quality, asset class diversification and other material factors. The Investment Strategic Plan will be revised by NEMLICO annually, and, to the extent necessary to respond to external and internal factors affecting NEMLICO and the Subsidiaries, on an ongoing basis. NEMLICO desires to use the investment expertise and experience of Manager to assist with the formulation and implementation of certain aspects of its Investment Strategic Plan ("ISP").

       (b)  Manager's Obligations.  Manager has familiarized itself with the
            ---------------------
ISP, and is prepared and able to discharge its obligations to NEMLICO set forth in this Agreement.

1.     Employment of Manager.

       Manager hereby agrees to manage that portion of the assets in NEMLICO's general account, at the Subsidiaries and otherwise (collectively, the "Account") identified by NEMLICO to Manager from time to time (such identified portions being collectively referred to as the "Assets"), in accordance with the then effective ISP and upon the terms and conditions set forth below.

2.     Subcontracting.

       Manager may delegate performance of the various duties and services it is obligated to provide under this Agreement so long as (i) in the case of investment management services, Manager retains ultimate investment discretion; and (ii) Manager remains directly and primarily liable, and fully responsible, to NEMLICO, as appropriate, for the performance of such obligations.

3.     Duties of Manager.

       (a)  Operating Plan.  As soon as reasonably practicable following
            --------------
receipt of a proposed new or revised ISP in writing, Manager will review and communicate in writing to NEMLICO Manager's analysis and views of: (i) actions that should be taken to implement such new or revised ISP, and (ii) the expected consequences of implementing

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such ISP on the future performance and investment characteristics of the Assets.
At the request of NEMLICO, Manager shall meet with NEMLICO representatives to discuss further such analysis and views.

       Upon completion of the foregoing process (which may include the preparation of several, interim draft ISP's) by means of notifying Manager in writing that a revised ISP is effective, Manager will prepare, or revise, as appropriate, for approval by NEMLICO, a written "Operating Plan" with respect to each effective ISP which sets forth the actions intended to be taken to implement such new or revised ISP.

       The Operating Plan shall also include the following, to the extent relevant and in detail reasonably required by NEMLICO:

       (i) projected income, expenses, capital gains, and cash flow characteristics of the Assets; and

       (ii) a capital budget for the Assets.

       Upon approval of the new or revised Operating Plan by NEMLICO, Manager shall implement the Operating Plan.

       (b)  Reports.  Manager shall prepare for delivery to NEMLICO on a timely
            -------
basis, in accordance with specifications reasonably developed by NEMLICO, the following reports:

       (i) a comprehensive report, on an annual basis, relating to Asset holdings, Asset performance and implementation of the Operating Plan;

       (ii) summary reports, on a quarterly basis, relating to Asset transactions, Asset holdings and Asset performance;

       (iii) a report, on a quarterly basis, showing year-to-date performance results for the Assets;

       (iv) detailed reports, on a quarterly basis, showing projected Asset holdings, income, capital gains, expenses and cash flow for the then current year; and

       (v) such other reports relating to the Assets as may reasonably be requested by NEMLICO for presentation to the NEMLICO Board or Investment Policy Committee or as may otherwise be required for NEMLICO's or the Subsidiaries' business or regulatory purposes.

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       (c)  Books and Records.  Manager shall:
            -----------------

       (i) maintain and retain separate books and records, and provide data to NEMLICO and the Subsidiaries from such books and records, with respect to the Assets in sufficient detail, and in a proper format, as may be reasonably necessary to satisfy NEMLICO's and the Subsidiaries' business, accounting and tax needs, as communicated to Manager from time-to-time;

       (ii) allow access to such books and records to NEMLICO and Subsidiaries representatives and designees, and to regulatory authority having proper jurisdiction over NEMLICO, during ordinary business hours; and

       (iii) make itself reasonably available to meet with, and make presentations to, NEMLICO representatives and designees to review the Assets and matters relating thereto. Such representatives and designees shall include, without limitation, NEMLICO personnel (including, without limitation, directors), regulators, and rating agencies.

       (d)  Insurance.  Manager shall maintain insurance policies with coverages
            ---------
and deductibles which are reasonable in light of Manager's duties under this Agreement.

       (e)  Other.  Manager shall review and comment upon any other matter
            -----
relating to the Assets and provide other investment services which may include, without limitation, economic analysis as it may affect investments, the structure and characteristics of new kinds of investments, and assistance in the allocation of investments by investment type, which NEMLICO shall reasonably request. In addition, by mutual agreement evidenced in writing, NEMLICO may itself carry out certain duties of Manager set out in subsections (b) and (c) above.

4.     Authority of Manager.

       To carry out its duties under this Agreement, Manager shall have the authority to do the following, subject to the provisions of Sections 5 and 6 of this Agreement:

       (a) to invest and reinvest Assets;

       (b) to purchase and sell Assets;

       (c) to arrange for the delivery of and payment for any Assets bought and sold;

       (d) to use and obtain the assistance and services of such brokers, dealers, investment bankers, underwriters and other firms, enterprises and services (collectively, "Brokers") as Manager shall designate or select. Manager may, to the extent not prohibited by law, select Brokers to effect transactions for the Account in recognition of

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the value of brokerage, research and other services provided by Brokers to
Manager and its affiliates, and cause the Account to pay compensation to a Broker providing such services in excess of the compensation that another Broker would have charged for effecting the transaction;

       (e) with the prior written consent of NEMLICO, to retain outside counsel of a stature satisfactory to NEMLICO, and to supervise such counsel in connection with transactions, regulatory matters, litigation and legislation relating to the Assets being managed. Manager shall keep NEMLICO reasonably informed as to matters referred to outside counsel, and shall consult with NEMLICO as to such representation with respect to developments deemed of significance to NEMLICO or otherwise as requested by NEMLICO;

       (f) to appoint, supervise and manage property managers for each individual asset requiring such management;

       (g) to act on behalf of NEMLICO and the Subsidiaries with respect to joint ventures or partnerships included in the Assets and generally supervise and manage all such joint venture and partnership situations;

       (h) in accordance with applicable procedures and policies, to execute on behalf of NEMLICO and the Subsidiaries all documents, instruments or other agreements of any type relating to the activities related to the Assets which Manager is authorized hereunder to do;

       (i) to supervise the acquisition and maintenance of appropriate insurance coverage for the Assets; and

       (j) to supervise the timely payment of all taxes and assessments levied against the Assets and, if appropriate, initiate protest actions for abatements, requests for re-appraisals and the like; and

       (k) to service the Assets, including, without limitation, waiving, modifying or consenting to changes in the terms of an Asset, the obligor thereunder, or the security therefor; executing instruments of cancellation, and partial or full release of documents evidencing an Asset; implementing the terms of and exercising available remedies pursuant to agreements relating to Assets; and taking any action necessary or advisable to protect the Assets.

5.     General Management Principles.

       (a)  NEMLICO and Legal Requirements. Manager shall perform its duties,
            ------------------------------
  and exercise its authority, hereunder in strict compliance with (1) any applicable votes of the Board of Directors of NEMLICO or the Subsidiaries or the Investment Policy Committee of NEMLICO which are communicated in writing to Manager; and (2) relevant

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  provisions of Massachusetts and other states' laws governing investments by insurance companies. NEMLICO shall utilize best efforts to keep Manager apprised of such laws.

       (b)  Standard of Care; Indemnification. In the conduct of its obligations
            ---------------------------------
hereunder, Manager shall exercise the same degree of care and attention as a prudent person would use in managing the investment of others for compensation and as is customarily exercised by others acting in capacities similar to that of the Manager; provided, however, that Manager shall not be liable to NEMLICO or the Subsidiaries or any person claiming by, through or under NEMLICO or the Subsidiaries for any error of judgment or any act or failure to act made in good faith and without willful misfeasance, gross negligence or reckless disregard of Manager's obligations and duties hereunder. This Agreement does not in any way waive NEMLICO's or the Subsidiaries' rights under the Investment Advisers Act of 1940 or other applicable federal and state laws and regulations.

       NEMLICO and the Subsidiaries, on a joint and several basis, hereby agree to indemnify Manager for any loss, damages and expenses (including legal fees) that Manager may incur as a result of any claim asserted or threatened against Manager by any person for any actual or alleged error of judgment or any actual or alleged act or failure to act made by Manager in connection with its performance under this Agreement, provided that the same was made in good faith and without willful misfeasance, gross negligence or reckless disregard of any of Manager's obligations and duties hereunder.

       (c)  Certain Brokerage and Custodial Matters.  All Assets shall be held
            ---------------------------------------
with such brokers or other custodians ("custodians") as may be designated by NEMLICO. Manager shall not be responsible for any loss incurred by reason of any act or omission of any such broker or custodian (whether in effecting a transaction or with respect to the custody of Assets), but Manager will make reasonable efforts to require that such brokers and custodians perform their obligations with respect to the Account.

       (d)  Confidential Relationship. All information and advice relating to
            -------------------------
the Account furnished hereunder by any party to any other party or to the Subsidiaries, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to others except as contemplated by this Agreement or as required by law, and except that such disclosure may be made to other clients of Manager as reasonably required with respect to investments in which such clients participate together with NEMLICO or the Subsidiaries.

6.     Limitations on Manager.

       Notwithstanding anything in this Agreement to the contrary, including, without limitation, Sections 2 and 3, Manager shall not have any authority to do any of the following acts on behalf of NEMLICO or the Subsidiaries without the express, prior, written approval of NEMLICO (which approval may be given in connection with NEMLICO's approval of an Operating Plan):

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       (a)  Credit Utilization.  The utilization, directly or indirectly, of
            ------------------
NEMLICO's or the Subsidiaries' credit, including, without limitation, recourse borrowings, guaranties, keep-well agreements, solvency agreements, stand-by commitments or agreements, master leases, completion guaranties and letters of credit reimbursement agreements; and

       (b) Certain Sales and Exchanges. Unless the same is fully consistent with
           ---------------------------
the then approved Operating Plan, no sale, exchange or transfer of any Asset may be made if it involves (i) an in-kind transfer of assets; or (ii) ongoing financial obligations or contingent liabilities of NEMLICO or the Subsidiaries, other than normal and customary obligations incident to the sale, exchange or transfer.

7.     Other Substantive Terms.

       (a)  Changes in amount of Managed Assets.  NEMLICO may, upon giving at
            -----------------------------------
least 30 days notice to Manager, increase or decrease the amount of Assets to be managed by Manager pursuant to the Agreement. In the case of a decrease, Manager will promptly provide a written plan to NEMLICO for its approval, outlining how the decrease can best be accomplished, in light of the then applicable ISP and Operating Plan. Upon approval by NEMLICO, Manager shall then exercise its authority under Section 4 of this Agreement to accomplish the decrease in accordance with such plan.

       (b)  Income; Sales Proceeds. Without limiting the generality of
            ----------------------
subsection (a), any and all income, principal payments, sales proceeds and other cash realized with respect to Assets being managed by Manager shall be subject to allocation by NEMLICO. If NEMLICO directs that any such cash be managed by itself or another manager, Manager shall fully cooperate with NEMLICO to accomplish the transfer in the manner directed by NEMLICO.

8.     Fees and Expenses.

       (a)  Fee Rate. For the services provided by Manager hereunder, NEMLICO
            --------
and the Subsidiaries shall pay Manager a fee at the annual rate of 0.32% of the average gross quarterly fair market value of the Assets managed by Manager. The average gross quarterly fair market value of the assets managed by Manager, which shall be determined (i) in the case of mortgages made by NEMLICO or any of the Subsidiaries to borrowers unaffiliated with NEMLICO and not managed by Manager or an affiliate of Manager based upon the outstanding balance of the loan from time to time and (ii) in the case of NEMLICO equity interests securing mortgage loans in such manner as to preclude any "double billing" of fees by Manager, shall be the arithmetical average of the gross fair market value of (1) the Assets managed by Manager on the last day of a calendar quarter and (2) the Assets managed by Manager on the last day of the immediately preceding calendar quarter, all such gross fair market values to be determined by Manager (or its appointee) in a manner acceptable to NEMLICO. In the event of any material increase in the duties of Manager required under the Agreement by NEMLICO and the Subsidiaries

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from those so required under the Investment Managment Agreement, made as of
January 1, 1995 (the "Prior Agreement"), by and among NEMLICO, Copley Real Estate Advisors, Inc., New England Investment Companies, L.P. and the Subsidiaries, the parties hereto agree to consider in good faith making an appropriate increase in the fee rate set out above.

       (b)  Monthly Payment of Estimated Fees and Subsequent Adjustments.
            ------------------------------------------------------------
NEMLICO and the Subsidiaries shall pay Manager the fees owing under this Agreement in monthly installments, each payable in advance before the first day of each calendar month, except that the payment for January shall be made as early as practicable in January each year. Each such monthly payment shall be in an amount which is 1/12 of 0.32% of the gross fair market value, as of the end of the most recent calendar quarter, of the Assets managed hereunder. Each such monthly payment shall be adjusted to reflect the difference between amounts previously paid pursuant to the immediately preceding sentence, and amounts payable pursuant to subsection 8(a) above.

       (c) Sales Fees. NEMLICO and the Subsidiaries shall pay Manager a one-time
           ----------
fee promptly following the closing of the sale of an Asset pursuant to the Operating Plan to an Unaffiliated Buyer. Such fee shall be calculated as the following percentages of an Asset's net sales price (which shall be the gross sales price less expenses associated with the sale): (i) for sales closing in 1996, 0.30%, and (ii) for sales closing in 1997 and thereafter, 0.20%. Such fee shall be payable notwithstanding the termination of this Agreement or the exclusion of the Asset (subject to the sale) pursuant to Section 7 (a) prior to the closing. In addition, the fee rate applicable for sales closing in the immediately preceding year (using, in addition to the fee rates set out above, a fee rate of 0.50% for sales closing in 1995) shall be applicable with respect to sales closing in a year so long as (i) in such immediately preceding year, prior to receipt by Manager of a termination notice or the action by NEMLICO pursuant to Section 7 (a) with respect to such Asset, a buyer has executed a binding letter of intent or a binding purchase and sale agreement and the terms of such sale are consistent with the then-effective Operating Plan, and (ii) the Manager has proceeded diligently to close the sale pursuant to such terms or as otherwise modified with the approval of NEMLICO. As used in this Section 8 (c), "Unaffiliated Buyer" shall mean a buyer which at the time of the sale is not managed or advised by Manager or an entity controlled by personal employed by Manager or intended at the time of sale to be advised by Manager after the sale.

       (d) Expenses.  NEMLICO shall bear all costs approved by it and specified
           --------
in, and incurred by Manager in connection with carrying out, the Operating Plan, which approval may be given orally. NEMLICO shall also bear all reasonable costs incurred by Manager in providing reports to NEMLICO as contemplated in
Section 3(b)(v) above and in taking other actions relating to the Assets, in both instances at the written request of NEMLICO. Manager shall bear all other costs associated with the general provision of services under this Agreement, such as the salaries and other costs of Manager's personnel, operating costs for Manager's business and offices and entertainment and

                                       9
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travel costs of Manager's personnel.

       (e) Allocation of Fee Payment Obligations.  NEMLICO agrees in the first
           -------------------------------------
instance to pay all amounts owed under this Agreement pursuant to Sections 8(a), 8(b), 8(c) and 8(d). However, it is understood that the obligation for such payments among NEMLICO and the Subsidiaries under Sections 8(a), 8(b) and 8(d) is to be shared proportional to the amount of Assets managed for each, except that if amounts paid under Section 8(d) are properly allocable to a particular Asset, the obligation will be allocated proportional to ownership of the particular Asset. In addition, amounts paid under Section 8(c) will be allocated proportional to ownership of the Asset sold.

9.     Non-Exclusive Contract.

       Manager acts as adviser to other clients and may give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Account. Manager shall have no obligation to purchase or sell for the Account, or to recommend for purchase or sale by the Account, any asset that Manager or its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

10.    Term.

       This Agreement shall be effective as of January 1, 1996, subject to the provisions of Section 206C(n) of Chapter 175 of Massachusetts General Laws, and shall continue (i) until an Event of Default (as defined below) occurs, or (ii) until NEMLICO or Manager, by notice to all other parties, and with or without cause and without penalty, terminates this Agreement. Such notice, which may be given at any time on or after November 1, 1996, shall be effective on the date specified by the notifying party, which date shall be not less than 60 days after the date of the notice.

       Upon termination, Manager shall promptly turn over to NEMLICO or whomever else NEMLICO designates all cash, books, records, materials, supplies, contracts, documents, and such other papers and records pertaining to the Assets previously managed by Manager that Manager shall then have in its possession; assign to NEMLICO, the Subsidiaries or a proper designee any contracts pertaining to such Assets; render a final accounting with respect to such Assets; and use their best efforts to cooperate with NEMLICO and the Subsidiaries to assist with the orderly transition of management of such Assets to NEMLICO, the Subsidiaries or their designee.

       An "Event of Default" shall exist if:

       (i) NEMLICO notifies Manager of a material breach by Manager of any provision of this Agreement, which notice shall specify in detail the nature of the breach, and the actions NEMLICO believes are necessary to cure the breach; and

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

       (ii) the notified party fails to use reasonable efforts to cure said breach, and complete said cure within a reasonable time.

11.    Designated Representatives.

       NEMLICO has designated NEMLICO's Chief Investment Officer as the person responsible for all matters relating to this Agreement. Manager has designated its President as the person responsible for all matters relating to this Agreement. The persons occupying the positions noted may each designate one other person who may also represent such entity with respect to all matters relating to this Agreement.

12.    Miscellaneous.

       (a)  Prior Agreements Superseded. Except as provided below, this
            ---------------------------
Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements (including the Prior Agreement, which shall expire upon the effectiveness of this Agreement) with respect thereto, provided that the provisions of Section 5 (b) of the Prior Agreement captioned "Standard of Care; Indemnification" shall survive such expiration. No alteration, modification or amendment hereof shall be binding on any party unless made by a writing signed by all parties hereto. Effectiveness of a merger of NEMLICO with and into Metropolitan Life Insurance Company ("MetLife") shall not be deemed an assignment for purposes of this Agreement and, from and after such effectiveness, MetLife shall be entitled to the benefits of and be subject to the obligations contained in the Agreement applicable to NEMLICO prior to the merger.

       (b)  Assignment.  No party may assign its rights and duties under this
            ----------
Agreement without the express consent of the other parties hereof, except as provided in Section 2 hereof.

       (c)  Notices. All notices required or permitted by this Agreement shall
            -------
be in writing and shall be deemed given (i) when delivered to a party in hand at the notice addresses set forth below or (ii) 72 hours after mailing by registered or certified mail, with postage prepaid, return receipt requested and addressed to the notice addresses set forth below:

NEMLICO and the Subsidiaries:

     NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY
     501 Boylston Street
     Boston Massachusetts 02117
     ATTENTION:  Chief Investment Officer

Manager:

     CREA, L.P.
     399 Boylston Street
     Boston, Massachusetts 02116
     ATTENTION:  President

     Any party may change its notice address at any time by notice to the other parties.

     (d)  Consents, Waivers.  No consent or waiver, express or implied, by any
          -----------------
party to or of any breach or default in the performance by any other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party. Failure on the part of any party to complain of any act of failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

     (e)  Conflicting or Invalid Provisions.  To the extent that this Agreement
          ---------------------------------
may be in apparent conflict with any applicable law or regulation, this Agreement shall be construed in a manner consistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

     (f)  Governing Law.  This Agreement shall be governed by the laws of the
          -------------
Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written, as a sealed instrument.

                                       NEW ENGLAND MUTUAL LIFE
                                       INSURANCE COMPANY

                                       By: /s/ Frederick K. Zimmermann
                                           ________________________________

                                       CREA, L.P.

                                       By:  Copley Real Estate Advisors, Inc.
                                           its general partner


                                            By: /s/ Pamela J. Herbst
                                                ___________________________

                                       L/C DEVELOPMENT CORPORATION

                                       By: /s/ Peter P. Twining
                                           ____________________________

                                       L/C PARK PLACE CORPORATION

                                       By: /s/ Peter P. Twining
                                           ____________________________

                                       GA HOLDING CORP

                                       By: /s/ Peter P. Twining
                                           ____________________________

                                       CRH CO., INC.

                                       By: /s/ Peter P. Twining
                                           ____________________________



                                       CRB CO., INC.

                                       By: /s/ Peter P. Twining
                                          _____________________________


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